Exhibit 10.5

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

Thomas Tippl

This Amendment No. 3 to Employment Agreement (this “Amendment No. 3”) is entered into by and between Thomas Tippl (“You” or “Employee”) and Activision Blizzard, Inc. a Delaware corporation (“Activision Blizzard” or “Employer”), and is effective as of as of the day on which this Amendment No. 3 been executed by both parties hereto, as indicated by reference to the dates on the signature lines hereof.

RECITALS:

Employee and ATVI Publishing, Inc. entered into an Employment Agreement dated as of September 9, 2005, amended that agreement as of December 15, 2008, and further amended and assigned that agreement to Activision Blizzard as of April 15, 2009 (as amended and assigned, the “Agreement”).

For consideration described below, the sufficiency and adequacy of which is hereby acknowledged, Employee and Employer desire to amend the Agreement in certain respects as set forth herein below.

AGREEMENT:

The parties hereby agree to amend the terms of the Agreement as follows:

1.             Appointment; Title. Effective as of a date to be agreed upon by the Employee and the Employer (which date shall be on or prior to June 1, 2010) and subject in any case to the approval by the Board of Directors of the Employer of the Employee’s election to the office of Chief Operating Officer (the “Promotion Effective Date”), Section 3 of the Agreement shall be amended in its entirety to provide as follows:

Employee is hereby being employed under this Agreement in the position of Chief Operating Officer of Activision Blizzard.  Until a new Chief Financial Officer is hired, Employee shall also continue to serve as the Chief Financial Officer of Activision Blizzard.  Employee shall report to the President and Chief Executive Officer of Activision Blizzard.

2.             Salary.  Effective as the Promotion Effective Date, Section 2(a) of the Agreement shall be amended in its entirety to provide as follows:

The Employee’s annual base salary (“Base Salary”) shall be Eight Hundred and Fifty Thousand Dollars ($850,000), which shall be paid in accordance with the Employer’s payroll policies. Thereafter, Base Salary shall be reviewed annually and may be increased (but not decreased) by an amount determined by the President and Chief Executive Officer of Activision Blizzard, in his sole absolute discretion; provided that the percentage increase shall be no less than an amount equal to the average percentage increase approved in the base salaries of the members of Activision Blizzard’s executive leadership team (i.e. Section 16 officers) most recently implemented with respect to the fiscal year in which such anniversary of the New Effective Date (i.e. February 15) occurs excluding for these purposes (i) increases that are required or guaranteed by contract and (ii) increases in base salaries in connection with a promotion or other significant modification in an executives’s duties.

3.             Bonus.  Effective as of the Promotion Effective Date, Section 2(e) of the Agreement shall be amended in its entirety to provide as follows:

You may be eligible to receive an annual discretionary bonus (the “Annual Bonus”).  Your target Annual Bonus for each calendar year will be one hundred and twenty percent 120% of your Base Salary.  In all instances, the actual amount of the Annual Bonus, if any, shall be determined by the Employer, in its sole and absolute discretion, and may be based on, among other things, your base salary and target bonus prior to the Promotion Effective Date, the portion of the year falling after the Promotion Effective Date, your overall performance and the performance of Activision Blizzard and its subsidiaries (the “Activision Blizzard Group”).  The Annual Bonus, if any, will be paid at the same time bonuses for that year are generally paid to other executives, but in no event earlier than the first day of the first month, or later than the 15th day of the third month, of the year following the year to which the Annual Bonus relates.  Except as otherwise set forth herein, you must remain continuously employed by the Activision Blizzard Group through the date on which an Annual Bonus, if any, is paid to be eligible to receive such Annual Bonus.

4.             Equity Incentive Awards.

(a)           Section 2(f) is hereby amended by adding the following:

Subject to the approval of the Compensation Committee of Activision  Blizzard’s Board of Directors (the “Compensation Committee”), the Employee will be granted a non-qualified stock option (the “Additional Option”) to purchase an aggregate of 525,000 shares of the common stock of Activision Blizzard.  One-fourth of the Additional Option will vest in equal installments on each of February 15, 2011, February 15, 2012, February 15, 2013 and February 15, 2014, subject to your remaining employed by Activision Blizzard through the applicable vesting date.  Employee acknowledges that the grant of the Additional Option is expressly conditioned upon approval by the Compensation Committee, and that the Compensation Committee has discretion to approve or disapprove the grant of the Additional Option and/or to determine and make modifications to the terms of the Additional Option.  The Additional Option shall be subject to all terms of the equity incentive plan pursuant to which it is granted and Activision Blizzard’s standard forms of award agreement.

(b)           Section 2(j) is hereby amended by adding the following:

The Employee will receive a restricted stock grant of 225,000 shares of Activision Blizzard’s common stock (the “New Performance Shares”).  The New Performance Shares will vest in equal installments on each of February 15, 2011, February 15, 2012, February 15, 2013 and February 15, 2014, if (and only if) non-GAAP earnings per share of Activision Blizzard for the fiscal year ended immediately prior to such vesting date, as reported as such in the press release issued by Activision Blizzard for that period, is greater than or equal to the non-GAAP earnings per share annual operating plan objectives established by the

Board of Directors and approved by the Compensation Committee for that fiscal year (provided that, if Activision Blizzard fails to meet an objective for a fiscal year, but “over-delivers” on any subsequent fiscal year(s) by an amount which is equal to or greater than the amount by which Activision Blizzard failed to achieve that or any other prior year’s objective, such that the cumulative non-GAAP earnings per share for all fiscal years prior to and including the fiscal year immediately prior to such vesting date, in each case as reported in the press release issued by Activision Blizzard for the period, has met or exceeded the cumulative non-GAAP earnings per share annual operating plan objectives, all shares that previously failed to vest will vest on that subsequent vesting date (along with the shares otherwise vesting on that date)), and subject to your remaining employed by Activision Blizzard through such vesting date.  Employee acknowledges that the grant of the New Performance Shares is expressly conditioned upon approval by the Compensation Committee, and that the Compensation Committee has discretion to approve or disapprove the grant of the New Performance Shares and/or to determine and make modifications to the terms of the New Performance Shares.  The New Performance Shares shall be subject to all terms of the equity incentive plan pursuant to which they are granted and Activision Blizzard’s standard forms of award agreement.  Employee also acknowledges that the Compensation Committee must determine whether the performance criteria solely as stated above have been satisfied and Employer agrees to use its reasonable best efforts for the Compensation Committee to consider whether or not the performance criteria solely as stated above have been satisfied prior to February 15 of the applicable period.

(c)           A new Section 2(k) is hereby added:

Subject to the approval of the Compensation Committee, the Employee will be granted 350,000 restricted share units which represent the conditional right to receive shares of Activision Blizzard’s common stock (the “RSUs”).  One-fourth of the RSUs will vest in equal installments on each of February 15, 2011, February 15, 2012, February 15, 2013 and February 15, 2014, subject to your remaining employed by Activision Blizzard through the applicable vesting date.  Employee acknowledges that the grant of the RSUs is expressly conditioned upon approval by the Compensation Committee, and that the Compensation Committee has discretion to approve or disapprove the grant of the RSUs and/or to determine and make modifications to the terms of the RSUs.  The RSUs shall be subject to all terms of the equity incentive plan pursuant to which they are granted and Activision Blizzard’s standard forms of award agreement.

(d)           A new Section 2(l) is hereby added:

The Employee will be eligible for annual equity grants to the extent that similarly situated Section 16 officers are determined by the Compensation Committee to be eligible for such grants.

5.             Removal of Minimum Ownership Position Requirements:  Section 15 of the Agreement is hereby deleted in its entirety.

6.             Use of Defined Terms:  The parties agree that, with respect to the Agreement as amended by this Amendment No. 3, except with respect to Section 2 of the Agreement and including

Exhibit A to the Agreement, all references to “Restricted Shares” shall be deemed to include the “RSUs” (in addition to the “Restricted Shares” and the “New Restricted Shares”) (and, for purposes of determining the “Market Price”, the determination shall be based upon the value of the shares underlying the restricted stock units and, where the context requires, references to the sale of RSUs shall be deemed to be references to the sales of the shares underlying the restricted stock units.

Except as specifically set forth in this Amendment No. 3, the Agreement shall remain unmodified and in full force and effect.  If any term or provision of the Agreement is contradictory to, or inconsistent with, any term or provision of this Amendment No. 3, then the terms and provisions of this Amendment No. 3 shall in all events control.

AGREED AND ACCEPTED:

Employee:			Employer:

Activision Blizzard, Inc.

/s/ Thomas Tippl			/s/ Chris B. Walther
Thomas Tippl			Chris B. Walther
Date:	March 23, 2010	Date:	March 23, 2010